RYDER SCOTT COMPANY
PETROLEUM CONSULTANTS
TBPE REGISTERED ENGINEERING FIRM F-1580
1100 LOUISIANA, SUITE 4600 HOUSTON, TEXAS 77002-5294 FAX (713) 651-0849
TELEPHONE (713) 651-9191

EXHIBIT 23.2

RYDER SCOTT COMPANY, L.P.

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

We hereby consent to the use of the name Ryder Scott Company, L.P. and to the incorporation by reference of our report titled as follows:

1. "Cook Inlet Energy, LLC Estimated Future Reserves and Income Attributable to Certain Leasehold Interests, SEC Parameters, as of April 30, 2014" with an effective date of April 30, 2014,

each of which appears in the annual report on Form 10-K of Miller Energy Resources, Inc. for the year ended April 30, 2014, as amended by Form 10-K/A.

Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
July 15, 2014